Exhibit 10.1	EXECUTION COPY

RETIREMENT & GENERAL RELEASE AGREEMENT

This Retirement and General Release Agreement (“Agreement”) is made by and between Eldon M. Bullington (“Bullington”) and Align Technology, Inc. (“Align”). Bullington and Align will hereinafter be referred to as the “Parties.”

R E C I T A L S

WHEREAS, Bullington previously notified Align of his intention to retire on December 14, 2007 (the “Retirement Date”); and

WHEREAS, Align and Bullington (the “Parties”) have agreed on terms and conditions governing Bullington’s retirement.

NOW, THEREFORE, for and in consideration of the promises and undertakings described below, the Parties agree as follows:

A G R E E M E N T S

A.	ALIGN.

1.  Separation from Service. Bullington shall continue to serve as Vice President, Finance and Chief Financial Officer of Align until December 14, 2007. Bullington’s separation from employment with Align will be effective at the close of business on December 14, 2007 (the “Retirement Date”).  On the Retirement Date, Bullington shall cease performing services for Align, and after that date shall not be allowed to act on Align’s behalf.

2.  Incentive Compensation Payments. On the Retirement Date, Bullington shall be entitled to the payment of $177,216 (the “Target Bonus Amount”). This amount shall be paid to Bullington within ten days of either the Retirement Date or the date of execution of this agreement, whichever is later. In addition, to the extent the Compensation Committee of Align’s Board of Directors approves a performance modifier related to its executive officer incentive awards of greater than one (1), Align agrees to multiply the Target Bonus Amount by the applicable performance modifier and remit to Bullington any amount greater than the Target Bonus Amount by check made payable to Eldon Bullington and delivered to Bullington’s home address no later than January 31, 2008 (the “Additional Bonus Amount”). Each of the Target Bonus Amount and the Additional Bonus Amount shall be paid less applicable deductions and withholdings.

B.	BULLINGTON.

1.  General Release. In consideration of the bonus payout described above, Bullington hereby fully and forever releases, waives, discharges and promises not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings against Align or any of its current and former officers, directors, attorneys, shareholders, predecessor, successor, affiliated or related companies, agents, employees and assignees thereof (collectively, the “Company”), with respect to any and all liabilities, claims, demands, contracts, debts, obligations and causes of action of any nature, kind, and description, whether in law, equity or otherwise, whether or not now known or ascertained, which currently do or may exist, including without limitation any matter, cause or claim arising from or relating in any way toBullington’s employment with Align or the termination therefrom, including, but not limited to any claims for unpaid wages, severance, benefits, penalties, breach of contract, breach of the covenant of good faith and fair dealing, infliction of emotional distress, misrepresentation, claims under Title VII of the Civil Rights Act, under the Age Discrimination in Employment Act, under the California Fair Employment and Housing Act, under the California Labor Code, under the Employment Retirement Income and Security Act and under any other statutory or common law claims relating to employment or the termination thereof, except any claims Bullington may have, which, as a matter of law, are not subject to waiver, such as:

Exhibit 10.1	EXECUTION COPY

a.	unemployment insurance benefits pursuant to the terms of applicable law;
b.	workers’ compensation insurance benefits pursuant to Division 4 of the California Labor Code, under the terms of any workers’ compensation insurance policy or fund of Align;
c.	continued participation in certain of Align’s group benefit plans on a temporary basis pursuant to the federal law known as COBRA;

d.	rights or claims under the Age Discrimination in Employment Act (“ADEA”) that may arise after the date this Agreement is signed;

e.
the right to file an administrative charge with the Equal Employment Opportunity Commission, the Department of Fair Employment & Housing, the National Labor Relations Board and any other governmental entity to which waiver of the right to file an administrative claim is unlawful;

f.
claims for indemnification under California Labor Code section 2802, including, but not limited to, any claims for indemnification as a result of any lawsuits or other actions brought against Bullington and/or the Company arising out of Bullington’s duties as CFO, to the extent that and limited to such claims that are based actions that were within the course and scope of Bullington’s prior employment with the Company, including without limitation any litigation filed by Michael Swartzburg.

With regard to Section B.1.e., Bullington understands and agrees that, in the event he files an administrative charge, he shall not seek, be entitled to, or accept any financial remuneration of any type as a result of the charge. With regard to Section B.1.f., Bullington acknowledges that he is presently unaware of any claims for indemnification that have not already been submitted to the Company.

2.  Waiver - Civil Code Section 1542. Bullington understands and agrees that Section B.1., above, applies to claims, known and presently unknown by Bullington; and that this means that if, hereafter, Bullington discovers facts different from or in addition to those which Bullington now knows or believes to be true, that the releases, waivers, discharge and promise not to sue or otherwise institute legal action shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of such fact. Accordingly, Bullington hereby agrees that he fully and forever waives any and all rights and benefits conferred upon his by the provisions of Section 1542 of the Civil Code of the State of California which states as follows (parentheticals added):

A general release does not extend to claims which the creditor [i.e., Bullington] does not know or suspect to exist in his favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor [i.e., the Company].

Exhibit 10.1	EXECUTION COPY

3.  No Other Pending Claims. Bullington hereby represents and warrants that he has neither filed nor served any claim, demand, suit or legal proceeding against the Company.

4.  No Prior Assignments. Bullington hereby represents and warrants that he has not assigned or transferred, or purported to assign or transfer, to any third person or entity any claim, right, liability, demand, obligation, expense, action or causes of action being waived or released pursuant to this Agreement.

5.  Material Inducements. Bullington hereby agrees and acknowledges that the releases, waivers and promises contained in this Agreement, including the promises of confidentiality and non-disclosure, are material inducements for the consideration described in Section A., above.

6.  Agreement Inures to Align. Bullington hereby agrees and understands that this Agreement shall bind him, and his heirs, executors, administrators and agents thereof and that it inures to the benefit of Align and its current and former officers, directors, attorneys, shareholders, predecessors, successors, affiliated or related companies, agents, employees and assignees thereof.

7.  Proprietary Information. Bullington hereby acknowledges and agrees that (a) he is bound by, and has continuing obligations under, the Proprietary Information and Inventions Agreement (“PIIA”) signed by him on October 1, 2002 and the Amended and Restated Employment Agreement by and between Bullington and Align dated April 5, 2007; (b) he has returned to Align all items of property paid for and/or provided by Align for his use during employment with Align including, but not limited to, any laptops, computer and office equipment, software programs, cell phones, pagers, access cards and keys, credit and calling cards; and (c) he has returned to Align all documents (electronic and paper) created and received by him during his employment with Align, and he has not retained any such documents, except he may keep his personal copies of (i) documents evidencing his hire, compensation, benefits and termination (including this Agreement); (ii) any materials distributed generally to stockholders of the Company, and (iii) his copy of the PIIA. The PIIA is incorporated herein by this reference.

C.	ALIGN AND BULLINGTON.

1.  Attorneys Fees and Expenses. Each party to this Agreement shall bear their own respective attorneys’ fees and expenses related to the negotiation of this Agreement, and each agrees to hold the other harmless from the payment of all such attorneys’ fees and expenses.

2.  No Admission. Nothing contained in this Agreement shall constitute, be construed or be treated as an admission of liability or wrongdoing by Bullington, by Align, or by any current or former employee, officer or director of Align.

3.  Governing Law. California law shall govern the construction, interpretation and enforcement of this Agreement.

4.  Severability. If any provision or portion thereof, of this Agreement shall for any reason be held to be invalid or unenforceable or to be contrary to public policy or any law, then the remainder of the Agreement shall not be affected thereby.

5.  Arbitration of Disputes Arising from Agreement. Any and all disputes that arise out or relate to this Agreement or any of the subjects hereof shall be resolved through final and binding arbitration. Binding arbitration will be conducted in Santa Clara County in accordance with California Code of Civil Procedure section 1282, et seq., and the rules and regulations of the American Arbitration Association then in effect for resolution of commercial disputes. Each of the Parties understands and agrees that arbitration shall be instead of any civil litigation, each waives its right to a jury trial, and each understands and agrees that the arbitrator’s decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof. Each of the Parties will bear their own respective attorneys’ fees and will equally share the cost of arbitration, although the arbitrator may award the prevailing party his/its reasonable attorneys’ fees and costs of arbitration except that such fees and costs may not be recovered by Align that result from Align’s defense against any claim by Bullington challenging the waiver, release and discharge of rights under the Age Discrimination in Employment Act.

Exhibit 10.1	EXECUTION COPY

6.  Counterpart Signatures. Bullington and Align hereby acknowledge that this Agreement may be executed in counterpart originals with like effect as if executed in a single original document.

7.  Time to Consider; Revocation Period; Effective Date. Bullington understands and agrees that he may have up to a full twenty-one (21) days after receipt of this Agreement within which he may review, consider, and decide whether or not to sign this Agreement, and, if Bullington has not taken that full time period, that he expressly waives the remaining time period and will not assert the invalidity of this Agreement or any portion thereof on this basis. Bullington further acknowledges and is hereby advised that he should discuss the terms of this Agreement with an attorney of his choosing at his sole expense. Bullington also understands that, for the period of seven (7) days after the date he signs this Agreement, he may revoke the release of his claims under the Age Discrimination in Employment Act (“ADEA”),. Bullington understands that if he wishes to revoke his release of claims under the ADEA, he must deliver written notice of revocation, no later than the seventh day after he signs this Agreement, to:

Align Technology, Inc.
Attn.: Human Resources
881 Martin Ave.
Santa Clara, CA 95050
Facsimile: (408) 470-1024

Bullington further understands that the Effective Date of this General Release will be the eighth day after both of the Parties have signed it and it has been delivered to Align.

8. Results of Negotiation; Knowing and Voluntary Execution. The Parties hereby acknowledge that this Agreement is the result of negotiation between them, that each were represented by an attorney of their own choosing in deciding whether or not to sign this Agreement and that each has read and understands the foregoing Agreement and that each affixes their respective signature to this Agreement knowingly, voluntarily and without coercion.

9. Entire Agreement; Modification. The Parties hereby acknowledge and agree that except for any pre-existing stock, stock option and/or purchase agreement(s) between Bullington and Align, and any amendments and waivers thereto, no promises or representations were or are made which do not appear written in this Agreement. The Parties agree that this Agreement contains the entire agreement by Bullington and Align, and that neither is relying on any representation or promise that does not appear in this Agreement. The Parties further agree that the benefits provided in this Agreement fully satisfy any obligations Align may have to provide any severance or other benefits to Bullington under that certain Employment Agreement by and between Bullington and Align dated October 1, 2002, including, but not limited to, the terms of the Amended and Restated Employment Agreement dated April 5, 2007. This Agreement may be changed only by another written agreement signed by Bullington and the Chief Executive Officer of Align.

10. Enforcement Costs. If an action is brought by either party for breach of any provision of this Agreement, the non-breaching party shall be entitled to recover all reasonable attorneys’ fees and costs in defending or bringing such an action.

Exhibit 10.1	EXECUTION COPY

ELDON M. BULLINGTON

Date: December 14, 2007	/s/ Eldon M. Bullington

ALIGN TECHNOLOGY, INC.

Date: December 14, 2007	/s/ Thomas M. Prescott
By: Thomas M. Prescott Title: President and CEO